UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2009

CORNERSTONE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)
Tennessee	000-30497	62-1173944
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
835 Georgia Ave, Chattanooga, Tennessee 37402
(Address of principal executive offices) (Zip Code)
(423) 385-3000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The information included in paragraph (e) of Item 5.02 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.02.

Item 2.02	Results of Operations and Financial Condition.

On November 13, 2009, Cornerstone Bancshares, Inc. (the “Company”) issued a press release (the “Press Release”) announcing an additional provision for loan losses and updating earnings results for the fiscal quarter ended September 30, 2009. A copy of the Press Release is attached hereto as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       Effective November 12, 2009, Gregory B. Jones resigned from his positions as the Chairman and Chief Executive Officer and as a director of the Company and from all other positions he holds as an officer or director of the Company and its subsidiaries and affiliates, including Cornerstone Community Bank (the “Bank”).  Mr. Jones’s resignation is not the result of a disagreement with the Company.

(c)       In connection with Mr. Jones’s resignation, the Board of Directors of the Company appointed Nathaniel F. Hughes, the President, Treasurer and a director of the Company, as the Company’s Interim Chief Executive Officer, and Miller Welborn, a non-employee director, as the Chairman of the Board of Directors, each such appointment effective on November 12, 2009.  Messrs. Hughes and Welborn have also been appointed to serve in the foregoing capacities for the Bank.  In addition to his responsibilities as Interim Chief Executive Officer, Mr. Hughes will continue to serve in his official capacities with the Company and the Bank immediately prior to Mr. Jones’s resignation.  The Company plans to conduct an executive search for a permanent Chief Executive Officer, giving consideration to both internal and external candidates.

Mr. Hughes, age 51, has served as the President and Treasurer of the Company, and the President and Chief Operating Officer of the Bank since June 2004.  Prior to this time, he served as President and Chief Financial Officer of the Company and the Bank from April 2003 to June 2004, and as Executive Vice President and Chief Financial Officer of the Company and the Bank from February 1999 to April 2003.  Mr. Hughes has been a director of the Company and the Bank since April 2003.

The Press Release issued by the Company on November 13, 2009 also includes information relating to the foregoing changes in management.

(e)       On November 12, 2009, in connection with Mr. Jones’s resignation, the Company and the Bank (collectively referred to herein as “Cornerstone”) entered into a separation agreement with Mr. Jones (the “Separation Agreement”).  The Separation Agreement provides Mr. Jones with a right of revocation for a period of seven days following its execution and will not become effective until this period has expired.  Under the terms of the Separation Agreement, assuming it is not revoked and continuing compliance therewith following its effectiveness, Mr. Jones will be entitled to receive the following benefits: (i) cash severance payments totaling $120,000, less appropriate withholdings, payable in equal bi-weekly installments for a period of six months from November 13, 2009 through May 7, 2010 (i.e., for a total of 13 bi-weekly payments of $9,230.77 each), in full satisfaction of any other severance payment obligations Cornerstone may have under any existing agreement or plan, including, without limitation, the Key Executive Employment Agreement and Severance Agreement, dated as of March 1, 1999, between the Bank and Mr. Jones (the “Employment Agreement”); and (ii) reimbursement of the costs of health insurance benefits continued under COBRA through May 31, 2010 or until Mr. Jones becomes eligible for replacement coverage, whichever occurs sooner.  The Separation Agreement also includes, among other terms, a general release in favor of Cornerstone, as well as continued confidentiality, non-disparagement and non-solicitation obligations by Mr. Jones.

In connection with the execution of the Separation Agreement, the Employment Agreement was terminated effective November 12, 2009.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibit

	99.1	Press release dated November 13, 2009 concerning management changes and additional provision for loan losses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE BANCSHARES, INC.

Date: November 13, 2009
By: /s/ Nathaniel F. Hughes
Nathaniel F. Hughes
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press release dated November 13, 2009 concerning management changes and additional provision for loan losses.